Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kosmos Energy Ltd. of our report dated March 29, 2018 relating to the financial statements of DGE III Management, LLC as of and for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph related to allocation of services with related parties, and an other matter paragraph related to supplemental information on oil and natural gas operations), appearing in the Current Report on Form 8-K/A of Kosmos Energy Ltd. filed with the Commission on October 5, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas
March 14, 2019